AGREEMENT

This Agreement is made this 2nd day of February, 1998 by and between CARLYLE GOLF, INC., a Colorado corporation (the "Borrower"), and NORWEST BUSINESS CREDIT, INC., Minnesota corporation (the "Lender").

                                 Recitals

     Pursuant to a Credit and Security Agreement dated July 7, 1995, as amended (the "Credit Agreement"), the Borrower is indebted to the Lender in the principal amount of $1,761,326.50, together with interest thereon and certain reimbursable costs and expenses in connection therewith (all indebtedness of the Borrower to the Lender, including, without limitation, the principal thereof, interest thereon and reimbursable costs and expenses in connection therewith is hereinafter referred to as "Indebtedness").

     The Indebtedness is secured by a valid and perfected first security interest in the accounts receivable, inventory, equipment and general intangibles of the Borrower (collectively, the "Collateral").

     The Indebtedness is now in default and the Lender has declared the Indebtedness to be immediately due and payable.

     In order to facilitate payment of the Indebtedness, the parties are entering into the agreement to provide for orderly liquidation of the Collateral.

     NOW, THEREFORE, in consideration of the premises and the mutual promises herein contained, the parties hereto agree as follows:

     1. INDEBTEDNESS. The Borrower acknowledges and agrees that as of the date hereof, the Indebtedness consists of the principal amount of outstanding advances made pursuant to the Credit Agreement of $1,761,326.50, accrued and unpaid interest thereon through such date in the amount of $20,954.95, and fees, expenses and other amounts which the Borrower is obligated to pay of $60,161.54, and that all such amounts are the valid and enforceable obligations of the Borrower and are not subject to any defenses or setoffs of any kind or nature. The Borrower further acknowledges and agrees that such amounts may increase as the Lender makes additional advances to the Borrower, as additional interest accrues or as the Lender incurs additional expenses which the Borrower is obligated to pay, and that all the Indebtedness, including Indebtedness incurred or accrued after the date hereof, is secured by a valid and perfected first security interest in the Collateral.

     2. CESSATION OF OPERATIONS; VOLUNTARY LIQUIDATION OF COLLATERAL. Unless the Lender provides the Borrower with written notice waiving the provisions of this Agreement, the Borrower shall, effective February 2, 1998, discontinue normal operations (except for the completion of any work in progress, the value of which the Borrower believes will be significantly enhanced by completion after taking into account the cost of completion) and shall commence the orderly liquidation, at the highest available prices, of the Collateral consisting of tangible personal property and the collection of Collateral consisting of accounts receivable and general intangibles. Except as otherwise agreed to by Lender, all proceeds received from the sale or collection of any Collateral after the date hereof shall be subject to Paragraph 7 hereof. The Borrower shall consult with the Lender concerning its plan for the liquidation of the Collateral and, prior to any bulk sale of the Collateral, shall obtain the Lender's consent to the terms of the sale.

     3. TURNOVER. The Lender shall be the sole judge of the progress of the liquidation of the Collateral pursuant to Paragraph 2 hereof. If the Lender is dissatisfied with the method or results of the liquidation, the Borrower shall, upon written demand therefore by the Lender, deliver to the Lender pursuant to Section 9-503 of the Uniform Commercial Code as in effect in the State of Colorado (with respect to Collateral located in the State of Colorado) or as in effect in the State of Texas (with respect to Collateral located in the State of Texas), exclusive possession of all Collateral consisting of inventory, equipment or other tangible personal property, and all records and data (including computer files) with respect to Collateral consisting of accounts receivable and general intangibles. Possession of such Collateral, records and data when delivered to the Lender shall be in place at the locations of such Collateral, records and data; provided, however, that at the request of the Lender, the Borrower agrees to assemble the Collateral and make it available to the Lender at a location designated by the Lender. The Borrower acknowledges and agrees that by delivering possession of the Collateral to the Lender as provided herein, the Indebtedness is not discharged and shall remain a valid and binding obligation of the Borrower until actually paid by application of proceeds from the sale or collection of Collateral or otherwise. The Borrower further acknowledges and agrees that following the delivery of exclusive possession of the Collateral to the Lender pursuant to this agreement, it has no right to, and shall not, sell or otherwise dispose of any of the Collateral except as agent of the Lender and then only at the express written direction of the Lender.

     4. ACCESS TO COLLATERAL; OCCUPANCY OF PREMISES. Following the delivery of possession of the Collateral to the Lender pursuant to Paragraph 3 hereof, the Lender and its officers, agents and employees shall have unlimited access to the premises of the Borrower for the purposes of inventorying, assembling, finishing, preserving or selling any Collateral consisting of tangible personal property, and inventorying, preserving, collection or selling Collateral consisting of accounts receivable and general intangibles and for any activity reasonably related thereto. Access to such premises shall include access to the Borrower's computer system located at such premises. The Borrower shall provide the Lender and its officers, agents and employees with keys and computer pass codes to facilitate the right of access granted hereby. The Lender shall not be required to pay any rent for the access granted hereby and the Borrower agrees to keep all of the rent payable by the Borrower with respect to such premises current.

     5. ASSISTANCE WITH LIQUIDATION. Pursuant to a Support Agreement dated July 7, 1995, the Borrower agreed to cause Jerome M. Hause to exert his best efforts and devote all of his regular working hours to the liquidation of the Collateral on behalf of the Lender. The Borrower hereby agrees that from the date hereof until the earlier of the date that the Indebtedness is paid in full or all Collateral securing such Indebtedness has been sold or otherwise disposed of, Mr. Hause's primary duties as an employee of the Borrower shall be to assist the Lender in the sale or other disposition of the Collateral and the collection for the benefit of the Lender of Collateral consisting of accounts receivable and general intangibles. In performance of such duties, Mr. Hause is authorized and directed to take direction directly from authorized agents and employees of the Lender and is authorized and directed to freely discuss the financial and business affairs of the Borrower with the Lender. In recognition of the fact that the Indebtedness of the Borrower will be minimized by assisting the Lender with the efficient liquidation of the Collateral, the Borrower also agrees that any other employees of the Borrower shall be available to Mr. Hause and the Lender to assist the Lender in the liquidation of the Collateral and the collection of Collateral consisting of accounts receivable and other rights to payment. Notwithstanding the foregoing, neither Mr. Hause or any other employee of the Borrower shall be deemed to be an employee of the Lender as a result of the services performed pursuant to this Agreement and, unless and until the Lender otherwise agrees in writing, the Borrower shall be responsible for payment of all wages, employment taxes and other amounts payable with respect to the employment of Mr. Hause or any such other employees of the Borrower.

     6. WAIVER OF NOTICE, SALES COMMERCIALLY REASONABLE. The Borrower hereby waives to the fullest extent permitted by law, any notice in respect to any public or private sale of the Collateral, and agrees that the approval by Jerome M. Hause of any sale of any Collateral shall be conclusive proof that such sale was commercially reasonable.

     7. PAYMENTS IN RESPECT OF COLLATERAL. The Borrower (i) agrees that if the Borrower receives any proceeds from the sale of any Collateral or from the collection of any Collateral consisting of accounts receivable or general intangibles, it shall immediately deliver such proceeds to the Lender in the form received (except for the provision of any necessary endorsement), and until so delivered to the Lender, such proceeds shall be held by the Borrower separate from any other funds of the Borrower as trust funds for the Lender, and (ii) consents to the continued maintenance of the lockbox and collateral account arrangements currently in place.
The Borrower further acknowledges and agrees that the Lender may apply any amounts received by it in payment of the Indebtedness, including but not limited to, the proceeds of any Collateral, to payment of the Indebtedness in such order of application as the Lender, in its sole discretion, may determine.

     8.   RETURN OF REMAINING COLLATERAL AFTER PAYMENT OF INDEBTEDNESS.
If the Lender takes possession of the Collateral pursuant to Paragraph 3 hereof, it may return possession of the Collateral to the Borrower at any time by written notice to the Borrower, and, after payment of the Indebtedness in full, the Lender shall promptly provide the Borrower with written notice that it is no longer in possession of any remaining Collateral. Upon receipt of any such notice, the Borrower shall be deemed to have been restored to possession of any remaining Collateral and may, subject to the rights of any other creditors, use, sell or otherwise dispose of any such Collateral.

     9. INSURANCE. Until the Indebtedness is paid in full, the Borrower shall maintain in full force and effect any insurance required by the Credit Agreement, including, without limitation, hazard, general liability and workers compensation insurance.

     10. INTERIM FUNDING BY THE LENDER. The parties acknowledge that the liquidation of sufficient Collateral to pay the indebtedness in full is anticipated to take approximately 11 weeks and that the Borrower will necessarily incur certain expenses during such liquidation period. The Borrower has provided the Lender with a Budget, a copy of which is attached hereto as Exhibit A (the "Budget") which sets out all the expenses that the Borrower reasonably expects to incur and all of the expenditures that the Borrower reasonably expects to make from the date hereto to and including April 17, 1998. The Borrower agrees that from and after the date hereof, it will not knowingly or voluntarily incur any expenses other than those expenses covered by the Budget without Lender's consent. The Lender agrees that in order to enable the Borrower to meet its necessary expenses of operation to and including April 17, 1998, to consider making at its discretion (but shall have no obligation to make) additional advances to the Borrower pursuant to the Credit Agreement from the date hereof to and including April 17, 1998 in an aggregate principal amount not to exceed in any week 110% of the budgeted expenditures for such week as set forth in the Budget and not to exceed 100% of the budgeted expenditures in the aggregate from the date hereof to and including April 17, 1998. All such advances shall from the date made bear interest at an annual rate equal to the sum of the "base rate" publicly announced from time to time by Norwest Bank Minnesota, National Association plus 4-1/4% shall be secured by the Collateral, shall be payable on demand and shall be included in the Indebtedness within the meaning of this Agreement.

     Lender recognizes that Borrower may incur unanticipated expenses not reflected in the Budget. To the extent such expenses do not exceed 15% of the amount budgeted (excluding Lender principal and interest expenses) for the period in which the over-run occurs, then Borrower shall be deemed in compliance with the Budget and provided Lender is promptly notified of the over-run.

     In addition to the Budget, Borrower has provided Lender with a schedule setting forth a time table for the orderly liquidation of the Collateral. The time table represents Borrower's best approximation of the dates on which it will have collected the amounts indicated.
Provided, and as long as, Borrower remains in substantial conformance with the time table with respect to the collection of accounts receivable and the sale of inventory and equipment (and provided expenses remain within the Budget), Lender agrees that it will not exercise its rights under Paragraph 3 of this Agreement. Substantial conformance with the time table means collection of at least 90% of the amount indicated by the date indicated on the time table or at least 95% by a date no more than three business days following the date indicated. If Borrower is not, at any time, in substantial conformance with the time table, Lender shall give Borrower five days for an opportunity cure the nonconformance. Notwithstanding any of the foregoing, liquidation must be completed by April 30, 1998.

     During the period of liquidation, Lender agrees to meet with Borrower at least weekly at Borrower's request to review proposals that may affect the Budget and plan of liquidation. To the extent that such plans or proposal may require modification of the Budget and/or the plan of liquidation, Lender agrees that it shall consider such proposals in good faith.

     11. RELEASE. The Borrower, on behalf of itself and its officers, directors and shareholders, hereby releases and agrees that none of the Lender, its officers, directors, agents or employees shall have any liability of any kind or nature with respect to the borrower-lender relationship between the Borrower and the Lender or the administration or collection of the loans made pursuant to the Credit Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                              CARLYLE GOLF, INC.


                              By:/s/Jerome M. Hause
                              Its: President

                              NORWEST BUSINESS CREDIT, INC.


                              By:/s/Brenda Swedlund
                              Its: Commercial Banking Officer